For Immediate Release

May 2, 2011

First Century Bankshares, Inc.

Reports 2011 First Quarter Earnings

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS), announced earnings of $754,000 for the three-month period ending March 31, 2011. This represents an increase of approximately 79.1% from the $421,000 earned during the same period in 2010. On a per share basis, net income increased to $0.40 per diluted share for the three-month period ended March 31, 2011, compared to $0.22 per diluted share for the same period in 2010.

Net interest income, for the three-month period ended March 31, 2011 was $3,339,000, a decrease of $172,000, or 4.9%, as compared to $3,511,000 for the first quarter of 2010. This decrease was primarily the result of reduced interest income in excess of the reductions seen in interest expense due to lower loan demand, higher levels of nonperforming assets and the impact of an extended lower interest rate environment on the short term nature of the Company's balance sheet. Net interest margins for the three months ended March 31, 2011 and 2010 were 3.15% and 3.38%, respectively.

Noninterest income, exclusive of securities gains and losses, was $1,495,000 for the three-month period ended March 31, 2011 and represented an increase of $297,000, or 24.8%, compared to $1,198,000 for the same period in 2010. Increases were seen in all areas of noninterest income, reflecting pricing adjustments for deposit services; enhanced fiduciary fees as the result of a major estate settlement; and, higher fee income from mortgage loan originations.

Noninterest expense of $3,642,000 for the quarter ended March 31, 2011 represented a decrease of $26,000, or 0.7%, from $3,616,000 for the same period in 2010. Personnel expense decreased $93,000, or 5.5%, due to recent efforts to reduce staffing levels through this economic downturn. This reduction, however, was more than offset by higher loan collection expenses, advertising expenses and office supply expenses.

The provision for loan losses was $79,000 for the three months ended March 31, 2011. This was a decrease of $413,000, or 83.9%, compared to the provision of $492,000 for the same period in 2010. Net charge-offs were $79,000 for the quarter ended March 31, 2011, compared to $42,000 for the quarter ended March 31, 2010. Additional provisions of $450,000 were made in the first quarter of 2010, with no comparable additions for the first quarter of 2011.

Earnings through March 31, 2011 and March 31, 2010, reflect an annualized return on average assets (ROAA) of 0.71% and 0.40%, respectively. Also, these earnings reflect an annualized return on average equity (ROAE) of 7.50% and 4.23% for the periods ending March 31, 2011 and 2010, respectively. Dividends for the first quarters of 2011 and 2010 were $0.15 per share.

Total assets at March 31, 2011 were $420,931,000 as compared to $407,989,000 at December 31, 2010, or an increase of $12,942,000, or 3.2%. The loan portfolio increased 0.8% during this period to $262,234,000 at March 31, 2011, from $260,257,000 at December 31, 2010, reflecting the minimal loan demand experienced during the quarter. The investment portfolio increased approximately $847,000, or 0.9%, during this same period.

Total deposits increased by $8,165,000 to $360,506,000 at March 31, 2011 from $352,341,000 at December 31, 2010. Noninterest-bearing deposits increased by $7,160,000, or 15.2%, which is a normal fluctuation with some larger commercial customers. Interest-bearing deposits increased $1,005,000, or 0.3%, during this same period.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, were $19,830,000 at March 31, 2011, and $20,057,000 at December 31, 2010. As a percentage of total assets, nonperforming assets decreased from 4.9% at December 31, 2010 to 4.7% at March 31, 2011. The allowance for loan losses as a percentage of total loans decreased from 2.26% at December 31, 2010, to 2.24% at March 31, 2011.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release may contain certain forward-looking statements (as defined in the Private Securities Litigation Act of 1995), including certain plans, expectations, goals and projections, which are inherently subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including but not limited to: changes in economic conditions which may affect our primary market area; rapid movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; success and timing of loan workout strategy; the nature and extent of governmental actions and reforms; continuing consolidation on the financial services industry; rapidly changing technology; and evolving financial industry standards. First Century undertakes no obligation to revise these statements following the date of this press release.

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